Exhibit 10.15

July 22, 2004

Mr. Daniel Videtto

Micropatent LLC

250 Dodge Avenue

East Haven, CT  06512

Re:                             Enhanced Retention Bonus

Dear Mr. Videtto:

MicroPatent LLC (“MicroPatent”) believes that its success following the acquisition of Information Holdings Inc. (the “Company”) by The Thomson Corporation (“Parent”) will be significantly enhanced by your continued employment with MicroPatent.  Accordingly, MicroPatent has obtained the consent of its Board of Directors and the Board of Directors of the Company to modify your Employment Agreement with MicroPatent, dated June 23, 2003 (your “Employment Agreement”), and to pay you an enhanced retention bonus, according to the following terms:

1.               You will continue employment with MicroPatent under the terms of your Employment Agreement, but your title will be changed to Senior Vice President in Thomson Scientific’s Corporate Markets Business Unit, and you will report to Brian Tyler, Executive Vice President of Thomson Scientific’s Corporate Markets Business Unit (or his successor).  You agree that your change in title and reporting line will not constitute “Good Reason” under Section 6(f) of your Employment Agreement.  Without limiting the foregoing sentence, nothing herein shall be deemed to otherwise affect or limit your right to terminate your employment for “Good Reason” under Section 6(f) of your Employment Agreement under the circumstances listed therein which includes a material diminution in your responsibilities or authority.

2.               If (A) you are still employed by MicroPatent on the one-year anniversary of the “Closing Date” (as defined in the Agreement and Plan of Merger dated as of June 28, 2004 among Parent, the Company and Thyme Corporation (the “Merger Agreement”)), (B) your employment is involuntarily terminated “Without Cause” (as defined in Section 6(e) of your Employment Agreement) before such one-year anniversary or (C) the Company provides notice of non-renewal of your Employment Agreement before such one-year anniversary, then in each case (but, for the avoidance of doubt, not in the event that you terminate your employment for “Good Reason” under Section 6(f) of your Employment Agreement) you will receive, on the date of such one-year anniversary or within 10 days following such involuntary termination or expiration of the term of your Employment Agreement following non-renewal, as applicable, a lump sum bonus payment equal to your “Salary” (as defined in Section 3(a) of your Employment Agreement) as in effect on such one-year anniversary or immediately prior to such termination (subject to applicable withholding and similar taxes).  This lump sum payment will be in addition to any payment you become eligible to receive under your Employment Agreement or your retention bonus letter agreement dated April 20, 2004.

Except as provided in this letter, all of the terms, provisions and conditions of your Employment Agreement will remain in full force and effect.  This letter is for the benefit of Parent, and your Employment Agreement (as modified by this letter) may not be further modified unless the modification is in writing and signed by each of you, the Company and Parent.

The terms set forth in this letter will automatically terminate upon any termination of the Merger Agreement in accordance with its terms and will not be effective before the “Effective Time” (as defined in the Merger Agreement).

We hope you will indicate your acceptance of the terms set forth above by signing and dating this letter in the spaces indicated below.

Sincerely,

MICROPATENT, LLC

By:
/s/ Vincent A. Chippari
Vincent A. Chippari

I, Daniel Videtto, agree to the terms described in this letter, which modify my Employment Agreement.

/s/ Daniel Videtto	July 22, 2004
Daniel Videtto	Date